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                                 Exhibit 99.C.6
                      Opinion and consent of C. Dale Games
                         opining as to actuarial matters
                 pertaining to the securities being registered.

[LETTERHEAD OF MASSMUTUAL]

April 21, 1997

CM Life Insurance Company
140 Garden Street
Hartford, CT 06154

Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 2 to Registration Statement No. 33-91072 for CM Life Insurance Company's Executive Benefit Variable Universal Life Policies (the "Policies") under the Securities Act of 1933. The prospectus included in the post-effective amendment describes the Policies. I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of benefits under the Policies included in the section entitled "Illustrations" in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 2 to Registration Statement No. 33-91072, and to the reference of my name under the heading "Experts" in the prospectus.

Sincerely,



/s/ C. Dale Games
-----------------
C. Dale Games, FSA, MAAA